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                                                                    EXHIBIT 99.1

[COSTAR GROUP LOGO]

FOR IMMEDIATE RELEASE

CONTACTS:
Pamela Silberman
Vice President, Investor and Public Relations
CoStar Group, Inc. (301) 280-3808
PSilberman@costargroup.com


   COSTAR GROUP, INC. ANNOUNCES THIRD QUARTER 2000 RESULTS; REVENUES GROW 96%
                           OVER THIRD QUARTER OF 1999

                      COMPANY MOVES CLOSER TO PROFITABILITY

                 COMPS, INC. DIVISION NEAR CASH FLOW BREAK EVEN

BETHESDA, Md., October 25, 2000 -- /PRNewswire/ -- CoStar Group, Inc. (Nasdaq:
CSGP), the Internet based, leading provider of information services to the U.S. commercial real estate industry, today reported financial results for the third quarter of 2000. Revenues for the third quarter were $15.7 million, an increase of 96 percent compared with $8.0 million for the third quarter of 1999.

The pro forma net loss for the third quarter of 2000 excluding purchase price amortization and the related income tax benefit was $8.5 million or $0.55 per share, improving by $1.5 million or $0.10 per share from $10.0 million or $0.65 per share for the second quarter of 2000.

Revenues for the nine months ended September 30, 2000 were $41.7 million compared with $21.3 million for the comparable period in 1999, an increase of $20.4 million or 95 percent.

"Our results this quarter demonstrate further that the Company is on a path to profitability. These results were principally driven by 7.9% sequential quarterly revenue growth combined with attaining optimal staffing of national sales and research operations, realizing the benefit from non-recurring marketing costs related to the launch of CoStar Exchange(TM) and continuing the successful integration of Comps, Inc., which is nearly cash flow break even," said Andrew C. Florance, CEO of CoStar Group. "We expect the fourth quarter sequential revenue growth rate to be consistent with that of the third quarter and we expect a fourth quarter improvement in pro forma earnings of as much as $0.10 per share. We believe that if the Company is successful in achieving its goal of entering 2001 with a quarterly pro forma loss per share of less than $0.50, the Company should be in position to accomplish our 2001 goals. We continue to expect sequential quarterly revenue growth for 2001 of between 7 and 10%, and believe CoStar is on track to reach positive pro forma earnings before the end of 2001."

CoStar's results this quarter demonstrate the Company's focus on revenue growth and cost reduction to achieve profitability. Product revenues continue to grow over what is now a relatively fixed cost base for product research. With the addition of Larry Dressel as Chief Operating Officer to CoStar's senior management team, profit and loss responsibility for company operations, including product development, sales, marketing, and customer service, is under increased scrutiny. Additionally, the Comps, Inc. operation is approaching cash flow break even, resulting from steps taken by management to eliminate a burn rate for Comps that exceeded $2.0 million per month at the time of the February acquisition. CoStar expects the Comps, Inc. division to be cash flow positive in the first quarter of 2001. During the third quarter of 2000, Comps, Inc. contributed $4.5 million to revenues.

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Furthermore, significant marketing costs associated with CoStar Exchange(TM) are non-recurring as the product moves from a full-scale launch to selling and distribution. Revenues from CoStar Exchange(TM), a web-enabled for-sale marketplace, are growing. CoStar Exchange(TM), officially launched in June 2000, now has 93 subscribing firms, an increase from 30 firms at the end of the second quarter. CoStar Exchange(TM) now has an annual revenue run rate of $600,000. The number of investment packages listed have increased to a total of 52,300 with a value of $59.0 billion as of September 30, 2000, an increase from 45,400 listings, or $50.5 billion as of June 30, 2000. Based on the historical sale transaction volume tracked by CoStar COMPS(R), CoStar estimates the inventory in CoStar Exchange(TM) represents over 65 percent of the total, current for-sale U.S. commercial real estate market.

CoStar has announced plans to offer customers CoStar Connect(TM), a service that will license CoStar's technology and content to commercial real estate firms to market their property listings on their corporate web sites. CoStar Connect(TM), which is expected to be released in the first quarter 2001, will be a cost-effective outsourcing solution for brokers and property owners that will allow them to significantly reduce the time and expense of building the property listing functionality into their corporate web sites. Backed by CoStar's 700 researchers and team of program developers, CoStar Connect(TM) will host and deliver the most comprehensive, up-to-date commercial real estate content available for brokers and building owners' web sites. This product demonstrates CoStar's ability to use its national research operation, massive database and technological expertise to deliver value-added services to its clients. With CoStar's research, program development team and sales infrastructure substantially in place, significant incremental investment was not required to develop this product. The Electronic Media Sales Team led by Mark Klionsky will add this to their product offerings and license the subscriptions to CoStar Connect(TM).


                                       ###

                              Financial Highlights


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                               CoStar Group, Inc.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                          For the Three Months             For the Nine Months
                                           Ended September 30,             Ended September 30,
                                          2000            1999            2000            1999
                                              (unaudited)                       (unaudited)

Revenues                                 $15,717          $8,021         $41,661         $21,326

Cost of revenues    (a)                    8,356           3,616          22,063           9,278
                                        --------        --------        --------        --------

Gross Margin                               7,361           4,405          19,598          12,048

Operating expenses
  Selling and marketing                    9,441           4,847          29,011          11,853
  Software development                     1,085             289           2,807             838
  General and administrative               7,376           3,174          19,457           7,682
  Purchase amortization                    2,359             588           6,835           1,636
  Acquired in-process development              0               0           5,812               0
                                        --------        --------        --------        --------
                                          20,261           8,898          63,922          22,009
                                        --------        --------        --------        --------

Loss from operations                     (12,900)         (4,493)        (44,324)         (9,961)

Loss on disposal of assets                     0               0            (182)              0
Other income, net                            807           1,234           2,766           1,912
                                        --------        --------        --------        --------

Net loss before income taxes             (12,093)         (3,259)        (41,740)         (8,049)

Income tax benefit                           523               0           1,933               0
                                        --------        --------        --------        --------

Net loss                                $(11,570)       $ (3,259)       $(39,807)       $ (8,049)
                                        ========        ========        ========        ========

Net loss per share                      $  (0.75)       $  (0.25)       $  (2.65)       $  (0.71)
                                        ========        ========        ========        ========

Pro forma net loss  (b)                 $ (8,457)       $ (2,496)       $(25,695)       $ (5,848)
                                        ========        ========        ========        ========

Pro forma net loss per share            $  (0.55)       $  (0.19)       $  (1.71)       $  (0.52)
                                        ========        ========        ========        ========

Weighted average common shares            15,411          12,823          15,020          11,331
                                        ========        ========        ========        ========


(a) Includes purchase amortization of $1,277 and $175 for the three month periods and $3,398 and $565 for the nine month periods ended September 30, 2000 and 1999, respectively

(b) Pro forma net loss excludes purchase amortization, the related income tax benefit, and acquired in-process development


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                               CoStar Group, Inc.
                      Condensed Consolidated Balance Sheet
                                 (in thousands)

                                               September 30,  December 31,
                                                   2000           1999
                                                (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                      $ 55,771       $ 94,074
  Accounts receivable, net                          5,607          2,841
  Prepaid and other current assets                  1,186          2,458
                                                 --------       --------
Total current assets                               62,564         99,373

Property and equipment, net                        17,292          5,882
Intangible and other assets                        79,587         31,222
Deposits                                              553            428
                                                 --------       --------
Total assets                                     $159,996       $136,905
                                                 ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses          $ 13,441       $  7,585
  Deferred revenue                                  7,244          2,635
                                                 --------       --------
Total current liabilities                          20,685         10,220

Long term liabilities                                 962              0

Deferred taxes                                      3,388          6,988

Stockholders' equity                              134,961        119,697
                                                 --------       --------

Total liabilities and stockholders' equity       $159,996       $136,905
                                                 ========       ========


There will be a conference call at 11:00 a.m. EDT on Thursday, October 26, 2000 to discuss CoStar Group's third quarter 2000 earnings results. This conference call will be broadcast live over the Internet at www.costargroup.com/corporate/investor. If you would like to join by telephone, please dial (800) 377-4467 within the United States and (816) 650-0774 outside the United States. A replay of the conference call will be available approximately one hour after the call concludes on Thursday, October 26, 2000 through midnight on November 2, 2000. The replay telephone number is (800) 252-6030 within the United States and (402) 220-2491 outside the United States. Refer to conference ID number 7254558.

ABOUT COSTAR GROUP, INC.

Headquartered in Bethesda, MD, CoStar Group, Inc. (Nasdaq: CSGP), is the leading provider of information services to the U.S. commercial real estate industry. CoStar's suite of products offers customers access via the Internet to the most comprehensive, verified database of commercial real estate information in over 50 U.S. markets. The company has more than 1,000 employees and contractors nationally, including over 700 highly trained commercial real estate research professionals in 27 offices.

--------------------------------------------------------------------------------
This news release includes "forward-looking statements," which involve many risks and uncertainties that could cause actual results to differ materially from these statements. Factors that could cause or contribute to such differences include, but are not limited to, successful adoption of the Company's products, increased competition,


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changes in the commercial real estate industry, managerial execution, development of CoStar's sales force, employee retention, and ability to adapt to technological changes. More information about potential factors that could cause actual results to differ materially include, but are not limited to, those stated in CoStar's Form 10-K for the year ended December 31, 1999 under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those stated in CoStar's Form S-3 filed June 16, 2000 under the heading "Risk Factors". In addition to these statements, there can be no assurance that CoStar's revenues will grow at the rates specified herein, that CoStar's pro forma earnings will continue to improve, that CoStar will have positive pro forma earnings in 2001, that the Comps division will be cash flow positive in 2001, that CoStar Exchange(TM) revenues will continue to increase, that CoStar will launch CoStar Connect(TM) or that CoStar Connect(TM) will be successful. All forward-looking statements are based on information available to CoStar on the date hereof, and the Company assumes no obligation to update such statements.